Exhibit 99.1

Appliance Recycling Centers of America, Inc. 7400 Excelsior Boulevard, Minneapolis MN 55426 (952) 930-9000

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
Edward R. (Jack) Cameron (952) 930-9000
Richard G. Cinquina, Equity Market Partners
(612) 338-0810

Appliance Recycling Centers of America

Returns to Profitability in Third Quarter

Minneapolis, MN—October 29, 2004—Appliance Recycling Centers of America, Inc. (OTC BB: ARCI) today reported revenues of $14,543,000 in the third quarter of 2004 ended October 2, an increase of 23% from $11,865,000 in the year-earlier period.  ARCA reported net income of $260,000 or $0.08 per diluted share, a significant improvement from earnings of $41,000 or $0.01 per diluted share in the third quarter of 2003.

For the first nine months of 2004, revenues totaled $39,135,000, up 20% from $32,613,000 in the comparable period of 2003.  ARCA’s net loss for this period came to $514,000 or $0.21 per share, down significantly from the net loss of $1,251,000 or $0.53 per share in the first nine months of 2003.

Same-store sales of the eight ApplianceSmart factory outlets that were open during the complete third quarters of 2004 and 2003 rose 9%.  Total retail sales of all nine ApplianceSmart outlets rose 18% to $10,838,000 on a quarter-over-quarter basis, which included a strong contribution from the new factory outlet serving the Atlanta market.

ARCA recently announced that three new ApplianceSmart outlet stores will be opened during the fourth quarter: in St. Paul, Minnesota (the fifth in the Minneapolis/St. Paul market), in Atlanta (a combination factory outlet and distribution center, the second facility in this market), and in San Antonio, Texas (a new market for ApplianceSmart).  This expansion will increase the number of ApplianceSmart outlets nationally to 12.

Recycling revenues came to $3,199,000 in the third quarter, an increase of 29% from the year-earlier period.  This strong growth reflected the positive impact of consistent and effective advertising in support of California’s Statewide Residential Appliance Recycling Program.  Third quarter recycling revenues also included a contribution from a new residential energy conservation program in Connecticut, jointly sponsored by The United Illuminating Company and The Connecticut Light & Power Company.  In addition, initial revenues were recognized from a one-year contract with San Diego Gas & Electric.

Edward R. (Jack) Cameron, president and chief executive officer, commented: “Reflecting ongoing initiatives to strengthen all aspects of our operations, we have reported steadily improving results during the past year, culminating in our return to a solid level of profitability in the third quarter.  We are also very encouraged by our ability to invest in our ApplianceSmart operation and thus open three new superstores in this year’s fourth quarter.  The majority of the expenses associated with these store openings will be incurred during this period, which will affect ARCA’s fourth quarter results.  As a result of this expansion, we will enter 2005 with 12 ApplianceSmart outlet stores.  Equally encouraging, we expect to experience no interruption in first quarter recycling volumes due to our two-year contract for handling California’s 2004-2005 statewide energy conservation program.  Given these factors, we are optimistic about ARCA’s prospects as we look ahead to 2005.”

About ARCA

Through its ApplianceSmart (www.ApplianceSmart.com) operation, ARCA is one of the nation’s leading retailers of special-buy household appliances, primarily those manufactured by Maytag, GE, Frigidaire and Whirlpool.  These special-buy appliances, which include close-outs, factory overruns and scratch-and-dent units, typically are not integrated into the manufacturer’s normal distribution channel.  ApplianceSmart sells these virtually new appliances at a discount to full retail, offers a 100% money-back guarantee and provides warranties on parts and labor.  As of October 2004, ApplianceSmart was operating nine factory outlets: four in the Minneapolis/St. Paul market; three in the Columbus, Ohio, market; one in the Atlanta market; and one in Los Angeles.

ARCA is also one of the nation’s largest recyclers of major household appliances for the energy conservation programs of electric utilities.

Statements about ARCA’s outlook are forward-looking and involve risks and uncertainties, including but not limited to: the strength of recycling programs, the growth of appliance retail sales, the speed at which individual retail stores reach profitability, and other factors discussed in the Company’s filings with the Securities and Exchange Commission.

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Visit our web site at www.arcainc.com

Appliance Recycling Centers of America, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

3rd Quarter 2004 Results

(000’s omitted except for per-share amounts)

	Three months ended		Nine months ended
	Oct. 2 2004	Sept. 27 2003	Oct. 2 2004	Sept. 27 2003
Revenues
Retail	$10,838	$9,189	$31,161	$26,227
Recycling	3,199	2,479	6,854	5,872
Byproduct	506	197	1,120	514
Total revenues	14,543	11,865	39,135	32,613

Cost of revenues	10,041	8,393	27,661	23,931
Gross profit	4,502	3,472	11,474	8,682

Selling, General & Administrative Expenses	4,086	3,223	11,516	10,021
Operating income (loss)	416	249	(42)	(1,339)

Other Income (Expense)
Other income (expense)	33	(4)	22	(5)
Interest expense	(187)	(187)	(558)	(547)
Income (loss) before provision for income taxes	262	58	(578)	(1,891)

Provision (Benefit of) for Income Taxes	2	17	(64)	(640)

Net income (loss)	$260	$41	$(514)	$(1,251)

Basic Income (Loss) per Common Share	$0.09	$0.02	$(0.21)	$(0.53)

Diluted Income (Loss) per Common Share	$0.08	$0.01	$(0.21)	$(0.53)

Basic Weighted Average No. of Common Shares Outstanding	2,986	2,344	2,429	2,341

Diluted Weighted Average No. of Common Shares Outstanding	3,095	2,897	2,429	2,341